Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
NRG Energy, Inc. Reports Second Quarter 2007 Results;
RepoweringNRG Advances; and
Guidance Increased for 2007
Second Quarter Financial Highlights:
•	$533 million of adjusted EBITDA, excluding mark-to-market (MtM) adjustments;
•	$459 million of cash flow from operations during the first half of 2007, net of $103 million in posted cash collateral;
•	Completed the refinancing and repricing of the Company’s $4.4 billion Senior Credit Facility;
•	Repurchased 2.7 million common shares (post-split) for $113 million; and
•	Raising adjusted EBITDA guidance to $2.2 billion and cash flow from operations to $1.42 billion.
RepoweringNRG:
•	260 megawatt (MW) Long Beach Emergency Repowering, a gas-fueled combustion turbine project is completed on time and commences operation under a 10-year toll with Southern California Edison;
•	442 MW of wind power projects in Texas and California advance; and
•	550 MW Cedar Bayou Texas, a gas-fueled combined cycle plant, to be owned jointly with PNM Resources Inc./Cascade Investment, LLC, receives permits.
Princeton, NJ; (August 2, 2007)— NRG Energy, Inc. (NYSE: NRG) today reported income from continuing operations for the three months ended June 30, 2007 of $149 million or $0.51 per diluted common share, as compared to $202 million or $0.63 per diluted common share for the same period last year. These results include a $35 million non-cash, pre-tax charge related to the completion of the $4.4 billion refinancing of the Company’s Senior Credit Facility in conjunction with our Comprehensive Capital Allocation Plan announced on May 2, 2007, while the 2006 period benefited from $15 million in pre-tax settlement agreements. Quarterly operating income improved to $436 million from $410 million in 2006. Second quarter 2007 results included $36 million in net development costs for our RepoweringNRG program. Operating income for the three months ended June 30, 2007 were favorably impacted by increased gas generation and pricing in the Northeast region. Net income from continuing operations for the first half of this year was $214 million or $0.71 per common share, compared to $217 million or $0.72 per diluted common share, for the same period last year. Operating income for the first six months of 2007 improved to $709 million from $619 million in 2006. First half results were favorably impacted by the inclusion of an additional month for NRG Texas as this business was acquired on February 2, 2006 and higher generation and pricing in the Northeast region. First half results in 2007 included $59 million of development expenses for our RepoweringNRG program.
Adjusted cash flow from operations through June 30, 2007, exclusive of collateral movements, increased by $230 million over the first six months of 2006. First half cash flow from operations in 2007 included NRG Texas for the full six months of 2007. Cash flow from operations also included a $245 million benefit from higher contract prices that resulted from last November’s hedge reset transactions. Partially offsetting these improvements was a $153 million working capital build that is expected to partially reverse in the second half of this year. Cash flow from operations for the first six months of 2007 was $459 million, after the posting of $103 million of net collateral outflows, versus adjusted cash flow from operations of $604 million, including the benefit of $272 million of net collateral inflows, during the same period last year.
“Through RepoweringNRG and FORNRG we have our business well positioned for the future, while the strong execution of our commercial and plant operations has put us in a position to exceed the financial goals we had announced at the beginning of the year,” commented David Crane, NRG President and Chief Executive Officer. “The quarter also marked the timely completion of construction at Long Beach, our first repowering, and demonstrates how quickly and capably we can act upon a type of project which will become increasingly prevalent as reserve margins tighten in all of our core markets.”
Regional Segment Review of Results
Table 1: Three Months Income from Continuing Operations and Adjusted EBITDA

	Income from Continuing
($ in millions)	Operations before Taxes		Adjusted EBITDA
Three months ending	6/30/07	6/30/06	6/30/07	6/30/06

Texas	236	292	360	279
Northeast	110	51	148	72
South Central	(4)	(14)	16	15
West	8	9	9	9
International	23	21	25	22
Thermal	5	3	10	8
Corporate and Eliminations (1)	(128)	(73)	9	(12)

Total	250	289	577	393

Less: MtM forward position accruals (2)	100	(8)	100	(8)
Add: Prior Period MtM reversals (3)	35	(20)	35	(20)
Less: Hedge ineffectiveness (4)	(21)	53	(21)	53

Total net of MtM Impacts (5)	206	224	533	328

(1) Includes interest and refinancing expense of $134 million and $58 million for 2007 and 2006, respectively.
(2) Represents a net domestic MtM gain of $100 million in 2007 (primarily in Texas ($76 million), and the Northeast ($24 million) region) and a net domestic MtM loss of $8 million in 2006 (primarily in the Northeast region).
(3) Represents the reversal of $35 million ($23 million in Texas and $12 million in the Northeast) in 2007 associated with the $172 million net domestic MtM gains recognized in 2006 and reversal of $20 million (primarily in the Northeast region) in 2006 associated with the $119 million net domestic MtM losses recognized in 2005.
(4) NRG also hedges power prices using natural gas contracts and, to the extent gas and power prices are not correlated, the ineffective portion is included in our MtM results (mainly in Texas).
(5) Total net MtM Impacts associated with asset backed hedges.

Table 1: Six Months Income from Continuing Operations and Adjusted EBITDA

	Income from Continuing
($ in millions)	Operations before Taxes		Adjusted EBITDA
Six months ending	6/30/07	6/30/06	6/30/07	6/30/06

Texas	349	285	610	371
Northeast	148	183	226	255
South Central	6	14	55	73
West	13	5	14	5
International	47	52	57	55
Thermal	28	7	19	17
Corporate and Eliminations (1)	(220)	(243)	13	(15)

Total	371	303	994	761

Less: MtM forward position accruals (2)	21	32	21	32
Add: Prior Period MtM reversals (3)	92	(65)	92	(65)
Less: Hedge ineffectiveness (4)	23	43	23	43

Total net of MtM Impacts(5)	419	163	1,042	621

(1) Includes interest and refinancing expense of $228 million and $285 million for 2007 and 2006, respectively. Results in 2006 also included a $67 million gain related to a settlement agreement.
(2) Represents a net domestic MtM gain of $21 million in 2007 (primarily in Texas) and a net domestic MtM gain of $32 million in 2006 (primarily in the Northeast region).
(3) Represents the reversal of $92 million ($54 million in Texas and $38 million in the Northeast region) in 2007 associated with the $172 million net domestic MtM gains recognized in 2006 and reversal of $65 million (mainly Northeast region) in 2006 associated with the $119 million net domestic MtM losses recognized in 2005.
(4) NRG also hedges power prices using natural gas contracts and, to the extent gas and power prices are not correlated, the ineffective portion is included in our MtM results (mainly in Texas).
(5) Total net MtM Impacts associated with asset backed hedges.
MtM Impacts of Hedging and Trading Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation. Although these transactions are predominantly economic hedges of our baseload portfolio, a portion of these forward sales are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. For the second quarter 2007, we recorded $100 million of forward domestic net MtM gain representing the increase in fair value of forward sales contracts of electricity and fuel, compared to a $8 million net domestic MtM loss recorded in the second quarter 2006. Hedging management activities included a $21 million ineffectiveness loss in the second quarter of 2007, compared to a $53 million gain in the same period in 2006 due to a change in the correlation between natural gas and power prices. This is primarily related to natural gas contracts sold as a hedge for electricity sales in the Company’s Texas region.
Texas: First-half operating results this year benefited from the inclusion of one extra month of operations when compared to 2006 as NRG Texas operations contributed $51 million of pre-tax operating income and $100 million of EBITDA in January 2007. Current quarter and year-to-date EBITDA and cash flow from operations benefited by $156 million and $245 million, respectively, from the November 2006 hedge reset which increased contracted power prices. Improved operations and lower forced outage rates for the baseload coal fleet in the first half of 2007, led to a net increase in gross margin over the same period in 2006. The timing of the spring refueling outage at the STP nuclear facility contributed to increased STP operating expenses of $16 million, compared to the first half of 2006.

Northeast: Improved results for the Northeast, after adjusting for MtM impacts, were due to higher generation and improved power and capacity pricing. Increased generation resulted from the return of normal weather patterns versus the same period last year and transmission constraints around New York City. Prices improved as a result of increased natural gas prices. Overall this led to a $105 million, or 25%, increase in energy revenues over the first half of 2006. Gas generation at our Arthur Kill plant increased 108% over the second quarter of last year and 52% year-over-year as it was called upon frequently to reduce transmission constraints around New York City. Quarterly generation in 2007 at Huntley and Dunkirk increased by 9% due to higher availability. Capacity revenues for the three and six month periods increased 2%, or $2 million, and 18%, or $27 million respectively, reflecting the higher capacity prices in Western New York and new capacity revenue streams in the Connecticut and PJM markets that did not exist during the first half of 2006. Emission credit revenues, however, declined in comparison to 2006. Higher levels of generation combined with 43% decrease in sulfur dioxide emission credit market prices led to a $50 million decline in revenues from the sale of excess credits this year. Prior year quarterly results also benefited from the reversal of $15 million reserve.
South Central: Second quarter operating income was $10 million higher than last year as contract, merchant and capacity revenues were all higher than last year. Contract revenues benefited from new contracts and capacity payments rose as a new summer peak demand record was set in 2006 which reset the capacity payments for 2007. Operating income for the first half of 2007 declined by $11 million in comparison to an exceptionally strong first half performance in 2006. Increased demand from the region’s load-serving customers combined with lower planned availability of the Big Cajun II coal plant reduced MWs available for sale to the merchant energy market. Energy sold to contract customers through June 30, 2007 increased by $40 million, while merchant revenues declined by $13 million.
West: Results for the year-to-date 2007 reflect the increased ownership following our acquisition of Dynegy Inc.’s 50 percent interest in WCP (Generation) Holdings LLC (WCP), which closed March 31, 2006. Second quarter 2007 results are relatively flat as increased capacity revenues were offset by increased operating expenses, primarily for maintenance work performed at Encina and El Segundo to ensure availability under the new tolling agreements.
Regional operating results for the first half of the year more than doubled due to a full six month’s consolidation in 2007 and favorable capacity revenues from new tolling agreements executed by our Encina and El Segundo units after the acquisition date.
Liquidity and Capital Resources
Table 2: Corporate Liquidity

($ in millions)	June 30, 2007	December 31, 2006	June 30, 2006(1)

Unrestricted Cash	795	795	957
Restricted Cash	52	44	58

Total Cash	847	839	1,015
Letter of Credit Availability	78	533	116
Revolver Availability	929	855	846

Total Current Liquidity	$1,854	$2,227	$1,977
(1) These amounts have not been restated for discontinued operations

Liquidity at June 30, 2007 was approximately $1.9 billion, down $373 million since December 31, 2006 and $123 million since June 30, 2006. The reduction in current liquidity is mainly due to the $200 million reduction in synthetic letter of credit (LC) capacity as part of our recent restructuring of the first lien credit facility. Operating cash flows for the first six months of 2007 were $459 million inclusive of $103 million in collateral outflows and $192 million used to fund accounts receivable increases. Operating cash flows plus $29 million in proceeds from the sale of Red Bluff and Chowchilla were offset by $205 million of capital expenditures, $215 million for common share buybacks, $48 million in scheduled principal debt repayments and $28 million in preferred dividend payments.
Capital Allocation Plan Update
On June 8, 2007, NRG completed its $4.4 billion refinancing of the Company’s Senior Credit Facility previously announced on May 2, 2007. The transaction resulted in a 25 basis point reduction in the pricing grid for the Term B loan and LC facilities. In addition to the pricing reduction, the Company reduced by $200 million the LC facility to $1.3 billion and made various amendments to the Senior Credit facility to provide improved liquidity flexibility, the ability to pay common share dividends, and various amendments to facilitate and support the repowering efforts. The pricing on the Company’s term loan and LC facility is also subject to further reductions upon the achievement of certain financial ratios. The refinancing resulted in a charge of approximately $35 million to the current period’s results of operations primarily related to the write-off of previously deferred financing costs.
On May 2, 2007, the Company announced its intention to form NRG Holdings, Inc., or Holdco to support and facilitate its Comprehensive Capital Allocation Plan. The financing on June 8, 2007, provided the Company with the right to call and convert $1 billion of the Term B loan and place it at Holdco. Doing so would increase the restricted payments (RP) capacity under the Senior Note indentures by a like amount and thereby provide sufficient RP capacity for the Company to initiate a common share annual dividend in the future. The formation of Holdco requires the approval of three regulatory bodies, two of which have since granted approval, with the final approval expected during the second half of 2007.
The Company’s announced plan was to form and fund Holdco during the fourth quarter of 2007 and initiate the common dividend in the first quarter of 2008. If Holdco is formed, it will constitute a change in control under the Senior Note indentures and provide the right for bondholders to put the bonds back to the Company at 101% of par. If the current weakness in the credit markets persists into the fourth quarter and NRG’s Senior Notes trade at levels below par, the Company will likely postpone implementation of the Holdco structure or allow the Holdco credit facility to expire on December 28, 2007. If this occurs, the Company will delay the introduction of an annual dividend and will in all likelihood increase common share repurchases in 2008 from previously stated targets.
The Company completed a 2 for 1 stock split by way of a stock dividend for all common stock issued and outstanding at the close of business on May 22, 2007. The additional shares resulting from the stock split were distributed by the Company’s transfer agent on May 31, 2007. The number of common shares outstanding as of March 31, 2007 was 121,123,008, before the split, compared to 239,829,787 on June 30, 2007, after the split. NRG retired 14,094,962 treasury shares (post-split) during the second quarter. The Company also repurchased 2,669,200 common shares for $113 million during the quarter, bringing the total for 2007 to 5,669,200 shares repurchased for $215 million. These share repurchase amounts reflect the effect of the stock split. The Company expects to complete Phase II of the previously announced share repurchase program with the repurchase of an estimated $53 million of NRG stock by the third quarter of 2007.

RepoweringNRG Update
Long Beach
On August 1, 2007, the Company successfully completed and commissioned the repowering of 260 MW of new gas-fueled generating capacity at its Long Beach Generating Station. This new generation will provide needed support for the summer peak demand on SCE and California Independent System Operator systems under a 10-year power purchase agreement executed with SCE in November 2006. Capital spending for the project totaled approximately $75 million.
Cedar Bayou Generating Station
NRG and EnergyCo, a joint venture between PNM Resources Inc. (NYSE: PNM) and a subsidiary of Cascade Investment, LLC, have entered into a joint operating agreement to form a 50-50 joint venture to construct, own and operate a new 550 MW natural gas-fueled combined cycle generating plant at NRG’s Cedar Bayou Generating Station in Chambers County, Texas (“Cedar Bayou 4”). The air permit was received from the Texas Commission on Environmental Air Quality last week. Negotiations with an engineering, procurement, and construction firm are in the advanced stage. Construction should take no more than 24 months and is expected to create approximately 600 construction jobs at its peak.
“Cedar Bayou 4 demonstrates our substantial competitive advantage in terms of cost, schedule, location, interconnect and access to a highly skilled work force,” said Crane. “As a result, the Houston area will get the power it needs, when it is needed and at a price which people can afford.”
Cedar Bayou 4 will be operated by NRG Texas’ Cedar Bayou operating staff supplemented with 16 new positions at the plant. NRG’s equity contribution will consist of $105 million cash, access to onsite infrastructure and services, and some of the major equipment which NRG had been holding in inventory. Plans also call for Cedar Bayou unit 3, which has been inactive for several years, to be permanently retired.
Wind Power Projects
The Company is working through its subsidiary, Padoma Wind Power, LLC, and has reached a stage of advanced development with respect to three wind projects, totaling approximately 442 MW (before partners) and 350 MW (net ownership). Accordingly, the Company has secured wind turbines from General Electric Company and Siemens Power Generation, Inc. (The planned 50% partner is supplying the wind turbines for the third project). Two of the projects are located in Texas — one of which is scheduled to commence construction this fall, while the other is scheduled to commence construction in the summer of 2008. The remaining project is located in Southern California with construction planned for the early summer of 2009. The total project cost for all three projects, net of third party contributions, is estimated at $682 million. Project level financing is expected to range from approximately 50 – 80% of project costs, thereby requiring a net cash investment by the Company of approximately $252 million. The expected capital cost for 2007 is $177 million of which $47 million is projected to be funded through non-recourse debt.

Outlook
The Company is raising 2007 adjusted EBITDA guidance to $2,200 million from $2,150 million and cash flow from operations to $1,420 million from $1,398 million to reflect our strong first half performance, our fully hedged baseload position for the balance of the year and the expected reduction in second half operating expenses. Cash flow from operations and free cash flow guidance from the base business (before repowering expenses) also benefit from the higher earnings outlook. Capital expenditures associated with RepoweringNRG projects are primarily for the Long Beach Emergency Repowering, Cedar Bayou 4, and the advances made in the wind power portfolio.
Table 3: 2007 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	Guidance		Guidance
	8/02/07		5/02/07

Adjusted EBITDA Guidance, excluding MtM	$2,200		$2,150
Interest payments	(624)		(624)
Income tax	(23)		(15)
Collateral payments	(71)		(71)
Working capital/other changes	(62)		(42)

Cash flow from operations	$1,420		$1,398
Capital Expenditures:
Maintenance and environmental	(350)		(370)
Free cash flow — before Repowering/Pfd. Div	$1,070		$1,028

Preferred Dividends	(55)		(55)

RepoweringNRG	(280	)(1)	(80)

Free cash flow	$735		$893

(1) The increase from prior guidance is attributable to the Cedar Bayou 4 and wind power projects.
Earnings Conference Call
On August 2, 2007, NRG will host a conference call at 10:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.
About NRG
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration and thermal energy production facilities. NRG also has ownership interests in generating facilities in Australia, Germany and Brazil.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations, and free cash flow guidance, expected earnings, future growth and financial performance, the timing, completion and expected benefits of RepoweringNRG and wind power projects, the formation and funding of Holdco and timing of our Capital Allocation Plan, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, and our ability to achieve the expected benefits and timing of our RepoweringNRG projects, Holdco and Capital Allocation Plan.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance, cash flow from operations and free cash flow are estimates as of today’s date, August 2, 2007 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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More information on NRG is available at www.nrgenergy.com
Contacts:

Media: Meredith Moore 609.524.4522	Investors: Nahla Azmy 609.524.4526

Lori Neuman 609.524.4525	Kevin Kelly 609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30		Six months ended June 30
(In millions, except for per share amounts)	2007	2006	2007	2006

Operating Revenues
Total operating revenues	$1,548	$1,502	$2,858	$2,537

Operating Costs and Expenses
Cost of operations	843	832	1,627	1,482
Depreciation and amortization	161	177	322	295
General and administrative	71	83	157	141
Development costs	36	—	59	—

Total operating costs and expenses	1,111	1,092	2,165	1,918
Gain/(loss) on sale of assets	(1)	—	16	—

Operating Income	436	410	709	619

Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	8	8	21	29
Write downs and gains on sales of equity method investments	1	14	1	11
Other income, net	14	8	30	88
Refinancing expense	(35)	—	(35)	(178)
Interest expense	(174)	(151)	(355)	(266)

Total other expense	(186)	(121)	(338)	(316)

Income From Continuing Operations Before Income Taxes	250	289	371	303
Income Tax Expense	101	87	157	86

Income From Continuing Operations	149	202	214	217
Income from discontinued operations, net of income tax expense	—	1	—	12

Net Income	149	203	214	229
Dividends for Preferred Shares	14	13	28	23

Income Available for Common Stockholders	$135	$190	$186	$206

Weighted Average Number of Common Shares Outstanding — Basic	240	274	241	255
Income From Continuing Operations per Weighted Average Common Share — Basic	$0.56	$0.69	$0.77	$0.75
Income From Discontinued Operations per Weighted Average Common Share — Basic	—	—	—	0.05

Net Income per Weighted Average Common Share — Basic	$0.56	$0.69	$0.77	$0.80

Weighted Average Number of Common Shares Outstanding — Diluted	288	319	273	295
Income From Continuing Operations per Weighted Average Common Share — Diluted	$0.51	$0.63	$0.71	$0.72
Income From Discontinued Operations per Weighted Average Common Share — Diluted	—	—	—	0.04

Net Income per Weighted Average Common Share — Diluted	$0.51	$0.63	$0.71	$0.76

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
(In millions, except for share data)	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$795	$795
Restricted cash	52	44
Accounts receivable, less allowance for doubtful accounts of $1 and $1	564	372
Inventory	430	421
Derivative instruments valuation	810	1,230
Deferred income taxes	62	—
Prepayments and other current assets	284	221

Total current assets	2,997	3,083

Property, plant and equipment, net of accumulated depreciation of $1,334 and $984	11,454	11,600

Other Assets
Equity investments in affiliates	371	344
Notes receivable and capital lease, less current portion	474	479
Goodwill	1,785	1,789
Intangible assets, net of accumulated amortization of $319 and $259	931	981
Nuclear decommissioning trust fund	377	352
Derivative instruments valuation	203	439
Deferred income taxes	29	27
Other non-current assets	210	262
Intangible assets held-for-sale	105	79

Total other assets	4,485	4,752

Total Assets	$18,936	$19,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$126	$130
Accounts payable	383	332
Derivative instruments valuation	687	964
Deferred income taxes	—	164
Accrued expenses and other current liabilities	449	442

Total current liabilities	1,645	2,032

Other Liabilities
Long-term debt and capital leases	8,609	8,647
Nuclear decommissioning reserve	298	289
Nuclear decommissioning trust liability	335	324
Deferred income taxes	713	554
Derivative instruments valuation	562	351
Out-of-market contracts	768	897
Other non-current liabilities	425	435

Total non-current liabilities	11,710	11,497

Total Liabilities	13,355	13,529

Minority Interest	1	1
3.625% Redeemable perpetual preferred stock (at liquidation value, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	892	892
Common Stock	3	1
Additional paid-in capital	4,028	4,476
Retained earnings	925	739
Less treasury stock, at cost — 21,175,400 and 29,601,162 shares	(500)	(732)
Accumulated other comprehensive income/(loss)	(15)	282

Total Stockholders’ Equity	5,333	5,658

Total Liabilities and Stockholders’ Equity	$18,936	$19,435

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Six months ended June 30,	2007	2006

Cash Flows from Operating Activities
Net income	$214	$229
Adjustments to reconcile net income to net cash provided by operating activities
Distributions less than equity in earnings of unconsolidated affiliates	(7)	(13)
Depreciation and amortization of nuclear fuel	348	308
Amortization and write-off of financing costs and debt discount/premiums	51	63
Amortization of intangibles and out-of-market contracts	(73)	(211)
Amortization of unearned equity compensation	14	9
Changes in deferred income taxes	142	96
Changes in derivatives	47	(41)
Changes in nuclear decommissioning trust liability	20	3
Changes in collateral deposits supporting energy risk management activities	(103)	272
Gain on legal settlement	—	(67)
Gain on sale of emission allowances	(24)	(67)
(Gain)/loss on sale of assets	(16)	3
Gain on sale of discontinued operations	—	(10)
Write down and gains on sale of equity method investments	(1)	(11)
Cash provided/(used) by changes in other working capital, net of acquisition and disposition affects	(153)	114

Net Cash Provided by Operating Activities	459	677

Cash Flows from Investing Activities
Acquisition of Texas Genco LLC, and WCP, net of cash acquired	—	(4,328)
Capital expenditures	(205)	(74)
Increase in restricted cash, net	(8)	(9)
Decrease in notes receivable	17	14
Purchases of emission allowances	(135)	(78)
Proceeds from sale of emission allowances	131	84
Investments in nuclear decommissioning trust fund securities	(140)	(106)
Proceeds from sale of nuclear decommissioning trust fund securities	120	103
Proceeds from sale of assets	29	1
Proceeds from sale of investments	2	86
Decrease in trust fund balances	13	—
Investments in marketable securities	4	—
Proceeds from sale of discontinued operations	—	15

Net Cash Used by Investing Activities	(172)	(4,292)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(28)	(23)
Payment of financing element of acquired derivatives	—	(73)
Payment for treasury stock	(215)	—
Funded letter of credit	—	350
Proceeds from issuance of common stock, net of issuance costs	—	986
Proceeds from issuance of preferred shares, net of issuance costs	—	486
Proceeds from issuance of long-term debt	1,411	7,175
Payment of deferred debt issuance costs	—	(164)
Payments for short and long-term debt	(1,459)	(4,662)

Net Cash Provided/(Used) by Financing Activities	(291)	4,075

Change in Cash from Discontinued Operations	—	2
Effect of Exchange Rate Changes on Cash and Cash Equivalents	4	3

Net Increase in Cash and Cash Equivalents	—	465
Cash and Cash Equivalents at Beginning of Period	795	493

Cash and Cash Equivalents at End of Period	$795	$958

Appendix Table A-1: Second Quarter 2007 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss):

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	134	110	(4)	8	17	5	(121)	149

Plus:
Income Tax	102	—	—	—	6	—	(7)	101
Interest Expense	48	14	8	—	2	2	92	166
Amortization of Finance Costs	—	—	—	—	—	—	7	7
Amortization of Debt (Discount)/Premium	—	—	1	—	—	—	—	1
Refinancing Expense	—	—	—	—	—	—	35	35
Depreciation Expense	114	24	17	1	—	3	2	161
ARO Accretion Expense	—	—	—	—	—	—	2	2
Amortization of Power Contracts	(61)	—	(6)	—	—	—	—	(67)
Amortization of Fuel Contracts	14	—	—	—	—	—	—	14
Amortization of Emission Credits	9	—	—	—	—	—	—	9

EBITDA	360	148	16	9	25	10	10	578
Gain on Sale of Equity Method Investments	—	—	—	—	—	—	(1)	(1)

Adjusted EBITDA	360	148	16	9	25	10	9	577

Appendix Table A-2: Second Quarter 2006 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss):

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	256	50	(14)	8	15	3	(115)	203

Plus:
Income Tax	36	—	—	—	5	—	46	87
Interest Expense	60	14	12	—	3	2	53	144
Amortization of Finance Costs	—	—	—	—	—	—	5	5
Amortization of Debt (Discount)/Premium	—	—	2	—	—	—	—	2
Depreciation Expense	131	22	18	1	—	3	2	177
Amortization of Power Contracts	(222)	—	(4)	—	—	—	—	(226)
Amortization of Fuel Contracts	14	—	—	—	—	—	—	14
Amortization of Emission Credits	4	1	1	—	—	—	—	6

EBITDA	279	87	15	9	23	8	(9)	412
(Income)/Loss from Discontinued Operations	—	—	—	—	2	—	(3)	(1)
Station Service Reserve Reversal	—	(15)	—	—	—	—	—	(15)
Acquisition Integration Costs	—	—	—	—	—	—	5	5
Mirant Legal Defense	—	—	—	—	—	—	6	6
Gain on Sale of Equity Method Investments	—	—	—	—	(3)	—	(11)	(14)

Adjusted EBITDA	279	72	15	9	22	8	(12)	393

Appendix Table A-3: Year-to-date 2007 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss):

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	194	148	6	13	34	28	(209)	214

Plus:
Income Tax	155	—	—	—	13	—	(11)	157
Interest Expense	95	29	23	—	9	3	179	338
Amortization of Finance Costs	—	—	—	—	—	—	14	14
Amortization of Debt (Discount)/Premium	—	—	3	—	—	—	—	3
Refinancing Expense	—	—	—	—	—	—	35	35
Depreciation Expense	228	49	34	1	1	6	3	322
ARO Accretion Expense	—	—	—	—	—	—	3	3
Amortization of Power Contracts	(108)	—	(11)	—	—	—	—	(119)
Amortization of Fuel Contracts	27	—	—	—	—	—	—	27
Amortization of Emission Credits	19	—	—	—	—	—	—	19

EBITDA	610	226	55	14	57	37	14	1,013
Gain on Sale of Equity Method Investments	—	—	—	—	—	—	(1)	(1)
Gain on Asset Sale of Red Bluff & Chowchilla	—	—	—	—	—	(18)	—	(18)

Adjusted EBITDA	610	226	55	14	57	19	13	994

Appendix Table A-4: Year-to-date 2006 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss):

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	274	182	14	6	38	7	(292)	229

Plus:
Income Tax	11	—	—	(2)	14	—	63	86
Interest Expense	86	34	26	—	5	4	97	252
Amortization of Finance Costs	—	—	—	—	—	—	10	10
Amortization of Debt (Discount)/Premium	—	—	4	—	—	—	—	4
Refinancing Expense	—	—	—	—	—	—	178	178
Depreciation Expense	205	44	34	1	1	6	4	295
Amortization of Power Contracts	(263)	—	(8)	—	—	—	—	(271)
Amortization of Fuel Contracts	41	—	—	—	—	—	—	41
Amortization of Emission Credits	17	9	3	—	—	—	(2)	27

EBITDA	371	270	73	5	57	17	58	851
(Income)/Loss from Discontinued Operations	—	—	—	—	1	—	(13)	(12)
Station Service Reserve Reversal	—	(15)	—	—	—	—	—	(15)
Acquisition Integration Costs	—	—	—	—	—	—	7	7
Audrain Asset Sale Adjustment	—	—	—	—	—	—	2	2
Mirant Legal Defense	—	—	—	—	—	—	6	6
Legal Settlement	—	—	—	—	—	—	(67)	(67)
Write Down (Gains) on Sale of Equity Method Investments	—	—	—	—	(3)	—	(8)	(11)

Adjusted EBITDA	371	255	73	5	55	17	(15)	761

Appendix Table A-5: First Half 2006 Adjusted Cash Flow from Operations reconciliation
The following table summarizes the calculation of adjusted cash flow from operations and provides a reconciliation to cash flow from (used by) operations:

First Half 2006
Cash Flow from Operations	$677

Reclassification of payment of financing element of acquired derivatives	(73)

Adjusted Cash Flow from Operations	$604

EBITDA, adjusted EBITDA, adjusted cash flow from operations and free cash flow are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and gains or losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Adjusted cash flow from operations is a non-GAAP measure NRG provides to show cash from operations exclusive of the one-time benefit from the financing element of derivatives acquired from Texas Genco. Free cash flow is cash flow from operations less capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this new release.